Established 1926 Von Karman Towers 18201 Von Karman Ave., Suite 1060 Irvine, CA 92612
Tel: (949) 271-2600
Fax: (949) 660-5681

www.windes.com

Other Offices:
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WINDES & McCLAUGHRY
ACCOUNTANCY CORPORATION

ROBERT M. CORBIN, CPA
PARTNER

E-MAIL
RCORBIN@WINDES.COM
DIRECT LINE 949-271-2600

FILE NUMBER 333-171239

May 18, 2011

China Linen Textile Industry, Ltd.
Chengdong Street
Lanxi County, Heilongjiang Province 151500
People's Republic of China

Ladies and Gentlemen:

RE:  1,092,736 ORDINARY SHARES OF CHINA LINEN TEXTILE INDUSTRY, LTD.
(“THE COMPANY")

In connection with the public offering of 1,092,736 ordinary shares of the Company, pursuant to the registration statement of Form F-1 under the Securities Act of 1933, as amended (the "Act"), filed by the Company with the Securities and Exchange Commission (the "Commission") on December 17, 2010, (the "F-1 Registration Statement"), you have requested our opinion concerning the statements in the F-1 Registration Statement under the caption "Taxation – United States Federal Income Taxation."

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the F-1 Registration Statement.

In our capacity as certified public accounts to the Company, we have made such factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation, or audit of the facts set forth in the above-referenced documents.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United  States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any province, state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any province, state or other jurisdiction.

Based on such facts and subject to the limitations set forth in the F-1 Registration Statement, the statements of law or conclusions in the F-1 Registration Statement under the caption "Taxation – United States Federal Income Taxation” constitute our opinion as to the material United States Federal Income Tax consequences of an investment in the Ordinary Shares.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of effectiveness of the F-1 Registration Statement and we undertake no obligation to update this opinion subsequent to the date of effectiveness of the F-1 Registration Statement. This opinion is based on various statutory provisions and regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the F-1 Registration Statement may affect the conclusions stated herein.

We hereby consent to the filing and discussion of this opinion in the prospectus and as an exhibit to the F-1 Registration Statement and to the use of our name in the prospectus included in the F-1 Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ WINDES & MCCLAUGHRY ACCOUNTANCY CORPORATION